Exhibit 99.2

Super League Enterprise, Inc.

Third Quarter 2025 Earnings Conference Call

November 13, 2025

C O R P O R A T E P A R T I C I P A N T S

Matt Edelman, President & Chief Commercial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jack Codera, Maxim Group

Howard Halpern, Taglich Brothers

P R E S E N T A T I O N

Operator

Greetings, and welcome to the Super League Third Quarter 2025 Conference Call.

Please note this conference is being recorded.

Before we begin, I'd like to caution listeners that comments made by Management during this call may include forward-looking statements within the meaning of applicable Securities Laws. These statements involve material risks and uncertainties, and actual results could differ from those projected in any forward-looking statements due to numerous factors. For description of these risks and uncertainties, please see Super League's financial statements and MD&A for the third quarter ended September 30, 2025 available on EDGAR. Important qualifications regarding forward-looking statements are also contained in Super League's earnings release distributed earlier this afternoon and also available on EDGAR.

Furthermore, the content of this conference call contains time-sensitive information accurate only as of today, November 13, 2025. Super League undertakes no obligation to revise or otherwise update any statements to reflect events or circumstances after the date of this call.

I'd now like to turn the conference call over to Matt Edelman, President and Chief Executive Officer. Please go ahead, Matt.

Matt Edelman

I appreciate it. Thank you very much and thank you to those who are joining us today. Today marks my third time speaking with shareholders, analysts, partners and others in this forum and the second time I've reported on Super League's earnings.

With confidence, I can say that Super League is in a stronger position to succeed now than at any point since pivoting our business into the gaming media space four years ago. Super League is stable and poised for growth from a fortified foundation.

In April, when I started as CEO, Super League was facing a myriad of challenges. Today, we are a different company. In April, we needed to raise capital. As of October 28, we reported a final close on $20 million of financing and a private placement, which was the maximum amount approved by our shareholders. We are fully funded with no plans to go back to market other than for opportunistic growth. In April, we had a heavy debt load. As of last week, we have eliminated our debt. Our balance sheet is stronger than it has been in years.

In April, we had a complex capitalization table with several layers of preferred shareholdings. We have streamlined our capital structure, creating renewed flexibility to be opportunistic towards the future. In April, we had three NASDAQ deficiencies. As of October 29, we are fully compliant with all NASDAQ listing requirements.

We now have a formidable lead Investor in Evo Fund, whose strategic backing, including access to its global network and portfolio, amplifies our ability to grow our core business and advance a forward-looking digital asset strategy designed to unlock new economic value.

Achieving profitability and increasing shareholder value remain our highest priority. We recognize that profitability is the foundation for growth and innovation. With the disciplined execution we've demonstrated recently and the new beginning now in place, we are confident in our ability to deliver that result.

How will we get there? It starts by leaning into our expertise, which is enabling iconic brands and IP owners to engage the legions of consumers whose daily content consumption includes playing games. I'm not talking about just hardcore gamers who build their own PCs and spend all night collaborating with friends and strangers through a headset on how to win a round or defeat an enemy. We help brands reach the 190 million U.S. consumers who play mobile games, Roblox, Fortnite, Minecraft, and more.

Our addressable audience enjoys Wordle, Subway Surfer, and Candy Crush as much as Madden and Call of Duty. That's why we focus on the importance for brands to understand the cultural dominance of the psychology of play.

The average member of Gen Z spends more daily time playing video games than they spend daily on all major social media platforms combined. 68% of Gen Z also watches gaming content on these platforms, representing about 30% of their digital video diet. When you see Super League partnership announcements about expansion into TikTok and Connected TV, now you know why.

Even when consumers are not playing, those who love to play engage more deeply with brands who appeal to that joy through playable ads and gamified content wherever it appears, compared to linear video ads and static billboards. This was reinforced when the International Advertising Bureau created a new measurement framework for gaming, as well as through the overwhelming success of the first-ever Gaming Summit organized by Super League in partnership with Advertising Week at AW New York in October. Super League worked alongside leaders from L'Oreal, Publicis Media, YouGov and others to guide programming for a first-of-its-kind event, spotlighting gaming's role in the marketing mix.

Executives from Walmart, PepsiCo, WPP, Dentsu, Dave's Hot Chicken, and more participated in a standing-room-only four-hour showcase presenting the value, effectiveness and scale within the gaming content and media space. With the gaming summit as a backdrop, our recent partnerships have set up Super League for business acceleration that can match our profound corporate turnaround.

With playable media consistently generating superior performance compared to linear ad formats, we partnered with Automatic Worlds, an advisory and investment firm founded by industry veterans, John Rosenberg and Dave Getson. They are the entrepreneurial duo behind gnet agency, one of the gaming industry's most respected creative agencies. Their expertise in scaling marketing organizations and unlocking growth will elevate the rigor and reach of our go-to-market engine, strengthening client outcomes and creating durable value for our shareholders.

We recently signed an exclusive partnership with ES3, a leading technology and media solutions company specializing in interactive content experiences for Connected TV, or CTV, and traditional Pay TV environments. Super League will serve as the exclusive third-party sales partner for Ingage, a gamified content module that is activated through ads on CTV devices and platforms and is designed to transform how brands and advertisers connect with streaming audiences.

Our partnership with ES3 opens access to CTV budgets, with the total ad spend in the category projected to grow from $33 billion in 2025 to $47 billion by 2028, when it is expected to surpass traditional TV advertising for the first time. A nice new source of revenue diversification for Super League aligned with our core business.

Client highlights from the third quarter included one of our most compelling recent programs in partnership with Google. Together we launched an update to their Be Internet Awesome World, which we then advanced further in October to become one of the first ever AI-themed gameplay experiences on Roblox. The new missions bring Google's AI literacy curriculum, launched in September, to life through interactive standards-aligned gameplay for grades 2 through 8. As an official agency partner to Google since 2024, we're proud to help one of the world's most influential brands lead the conversation around AI education and responsibility through the power of play.

We also delivered a bold first-of-its-kind campaign across both Fortnite Creative and Roblox with Panda Express and their creative agency, “The Many”. The activation demonstrates the power of playability to drive memorable brand engagement and transform a product launch into a hands-on shareable adventure. It also extends Super League's successful track record and expertise within the quick serve and fast casual restaurant sector, having previously partnered with Dave's Hot Chicken, Dave & Buster's, Freddy's, and of course Chipotle, across the world's largest immersive platforms.

We were trusted and excited to bring Juicy Drop, the candy brand known for bold mashups, into its first-ever Roblox activation, to Juicy Drop Pop-Up 2025: Tower Obby. Produced in partnership with media agency Beacon Media Group, Bazooka Brands, the company that makes Juicy Drop became one of the first major candy brands to build a full-scale multi-layered campaign inside of Roblox. With more than four million visits to the Juicy Drop Super League Pop-Up, the campaign was a blueprint for what's possible when consumer brands embrace playable media.

Noteworthy within our Roblox and Fortnite business and in response to a reduction in demand from brands to build custom destinations on the platforms, we made a decision to pursue a scalable strategy leveraging our Super Biz software developer kit on Roblox. At the IAB PlayFronts in April, we rolled out Pop-Ups, many interactive experiences that can appear in multiple UGC games simultaneously.

We will have launched 12 Pop-Up programs by the end of 2025, including renewals from two partners within the same calendar year. We expect Pop-Ups to become more meaningful in 2026, with several campaigns already booked. Pop-Ups are a higher margin product for Super League than custom builds, faster to market, and more efficient in delivering against a client's objectives.

Additional client partnerships in Q3 included programs with companies across multiple verticals: entertainment with Universal Pictures, Paramount, and Lionsgate; beauty with NYX; gaming with Sega; and government with the Department of Veteran Affairs and the Food and Drug Administration. Like other brands with a story to tell, even government agencies recognize the power of play, having run in-game and playable ad campaigns with Super League.

Turning to our Q3 financials. Q3 revenues decreased to $2.4 million, impacted by the demanding focus of our corporate turnaround. With the financing and related accomplishments now behind us, all of our attention is on making sure Q3 2025 revenue can be a historical low point.

Our gross margin was up at 45%, up from 44% in Q2 and 39% in Q3 of 2024. Our pro-form operating costs, which exclude non-cash charges, were down 23% at the end of Q2. Now they are down 29% compared to the respective prior year periods.

We saw a 23% improvement in our operating loss on a cash basis for Q3 2025, even with a decline in revenue compared to Q3 2024, highlighting our improved margins and the positive impact that our extensive cost reduction initiatives will have on our bottom line going forward. We will deploy capital with discipline, ensuring our cost structure remains lean, growing only as we scale, and only as our revenue merits doing so.

Revenue diversification continues. Roblox opportunities now represent only 42% of our pipeline, down from 57% of our revenue in 2024. Twenty percent of our pipeline is now attached to playable and in-game mobile advertising, which also held steady at 15% of Q3 revenue. Our pipeline overall has become increasingly healthy as we near the conclusion of our corporate restructuring process.

We have eight seven-figure opportunities active, an all-time high occurring simultaneously. Our weighted pipeline has increased by 69% in the past six weeks. Perhaps most important, our booked revenue for Q4 is already higher than our Q3 revenue, and our revenue picture for Q1 2026 is already approaching our reported revenue from Q1 2025.

With a much stronger balance sheet and a streamlined cost and capital structure, we also have been able to reignite accretive M&A conversations that have the potential to accelerate our path to profitability. Based on recent business momentum, it is even more clear where bolstering our suite of offerings through inorganic growth will have the greatest positive impact.

We also see new opportunity for Super League in the user-generated gaming space, where player levels on Roblox have eclipsed player levels on any other gaming platform in history, and where new monetization features have been released on Fortnite Creative.

Growth in revenue for individual games makes it attractive to consider taking ownership positions in select games, where gross margins are high and our expertise in brand partnerships could lead to revenue expansion. This type of prospective growth is only possible now because of our solid cash position.

One final area we have referenced actively in recent communications where we've seen meaningful and outsized potential for value enhancement, is in the digital asset space. That does not mean we are determined to launch a digital asset treasury and sideline our operating business. The market has made it clear that model has its challenges, particularly with non-core cryptocurrencies. It does mean we are determined to explore and hope to pursue a strategy that has enduring growth potential.

We believe in the sector and see emerging evidence that a model in which there is a symbiotic relationship between a company's operating business and its digital asset treasury can become fuel for material growth. We will share more information on this initiative as we progress towards a target launch of the strategy in Q1 of next year.

Thank you for listening to our extensive update. It is extensive because of this unique moment in Super League's history. In the past six months, we have proven what can be accomplished through a determined executive mission and cohesive team unity. We have taken bold steps to overcome significant challenges, made tough decisions, and delivered a structural turnaround that sets the stage for lasting growth and renewed value creation for shareholders.

With capital raising now behind us, we can channel this same intensity into scaling operations by recapturing our revenue and partnership momentum, pursuing new avenues for business acceleration, and continuing to execute at the highest level. I look forward to celebrating our successes with you on future updates.

With that, I'll turn it back to the Operator to start the Q&A.

Operator

Thank you. I'll be conducting a question-and-answer session. If you'd like to ask a question and you've joined us via the telephone, please press star, one on your telephone keypad. If you've joined us over the webcast, you may use the raise your hand function to verbally ask a question. One moment, please, while we poll for questions.

Our first question today is coming from Jack Vander Aarde from Maxim Group. Your line is now live.

Jack Codera

Hi, this is Jack Codera calling in for Jack Vander Aarde. A couple questions. First, a housekeeping question. Do you expect the current OpEx levels to be kind of the go-forward base, or do you expect to see more efficiencies realized over the next few quarters, given that it's at just about $4 million now?

Matt Edelman

We have really worked diligently to reduce our cost structure. We had 75 people on April 1. We're now down closer to 35 people. We think we've hit a good spot and have the right level in order to really accelerate growth with renewed momentum. We don't anticipate increasing our cost structure, but I would say we aren't looking at immediate additional reductions.

Jack Codera

That’s helpful. Now a more general question. Can you give any commentary from your view, the sentiment around the broader advertising market over the next 12 months? Our conversations with CMOs, do they seem positive, or does it seem like it's becoming more challenging? Any content and information there would be helpful?

Matt Edelman

Marketing and advertising budgets are a constant puzzle, and they're a puzzle for everyone at Meta, Google, and Amazon, all the way to companies of our size, where we are looking for budgets to come into newer channels. What I will say is that over the past couple of quarters, and probably through the end of this year, there has been a bit of a flight to safe havens, and very performance-oriented advertising solutions, which I think explains one of the impetuses for growth in the advertising results at Meta, Google, and Amazon in their Q3 reports. That did have an impact on the breadth of money available to companies like Super League in more experimental channels.

It does seem that the budgets have opened back up. As I mentioned, the renewed acceleration of our pipeline and the growth that we've begun to see just in the past one to two months, gives us a fair degree of confidence that budgets are becoming a little bit less tight. It remains to be seen what will happen with the economy and how any rate adjustment or lack of rate adjustment may impact advertiser and CMO budgets. But right now, we're seeing encouraging signs.

Jack Codera

That's super helpful. Then if I could ask one more. You mentioned a little bit about key growth snitches, mobile, immersive experiences, pop-ups and the inverse of that is the Roblox diversification, given the changes to that structure. Where do you see that Roblox mix getting to and what are the most important, most significant buckets that are going to fill that difference?

Matt Edelman

Well, the good news is we're starting to fill the difference now. Roblox will, I expect, continue to represent a meaningful percentage of our revenue going forward. I would be surprised if it dips below a third in 2026.

We do see Fortnite growing. Minecraft has continued to be healthy. But honestly, mobile continues to be the area with the largest growth potential because it is an open platform compared to closed environments where platform policies can shift what's achievable for a brand.

We're quite excited about the Connected TV partnership we recently announced. Connected TV is growing, and the opportunity to activate a video ad as a viewer and go into an interactive content experience that's accessible through your television remote is quite exciting. The engagement times are very encouraging, and we see that as an entirely new bucket of revenue that we haven't even been able to pursue in the past.

Jack Cordero

Awesome. Thank you so much for taking my questions.

Operator

Thank you. Our next question today is coming from Howard Halpern from Taglich. Howard, your line is now live.

Howard Halpern

Congratulations on the quarter and getting the capital structure where it needs to be. That was very impressive.

Matt Edelman

Thank you, Howard.

Howard Halpern

You talked about your digital strategy. Have you tapped anybody, or are you still going through the process of finding the right person to lead all the different intricacies of that, of a multifaceted strategy?

Matt Edelman

That's a great question. We are in an enviable position from our perspective, given Evo Fund's experience, and the Principal from Evo Fund is our direct investor and available on a moment's notice when we have questions and want to discuss ideas and opportunities. That is a meaningful part of why we have some confidence in evaluating this area. We also have launched a search to bring a Board member into Super League who has deep experience in the digital asset space, we have exciting conversations developing there.

We, in addition, anticipate bringing in a handful of advisors with strong track records in the areas that we find most compelling in the digital asset sector and should be able to talk about some of those advisory relationships, perhaps even before the end of the year.

Howard Halpern

Okay. When you talked about pop-ups, is that—I know it's a high margin business and expanding, but is that also leading to new customers, like a lead generation that you can prove yourself and then cross sell into a larger revenue opportunity?

Matt Edelman

It's as if you're in our sales strategy meeting with that question, Howard. Yes, the answer is absolutely. We see pop-ups as, in many ways, the starter package that will help a brand get into an immersive platform like Roblox or Fortnite before they're ready to commit larger amounts of money. It's a very efficient, quick-to-market solution that takes advantage of the creativity and interactivity you can deploy on those platforms.

When they go well, as I mentioned earlier, you have a much easier time getting renewal business. We've already had two of our one dozen customers this year renew in the same year. We do see it as a low-friction entry point to get into these channels.

Howard Halpern

In terms of gross margin, do you anticipate what you experienced in the third quarter to be somewhat of a floor and you're going to just strive for revenue that provides expanded gross margins, even if first half seasonality is a little low, you're still going to drive gross margin going forward?

Matt Edelman

Our focus continues to be on making our way to profitability. As a result, gross margin is always on our minds. We do also recognize that there are some opportunities that come to us where a client asks us to take on more of a general contractor role. When that happens, there can be meaningful portions of a campaign that we end up passing through to a third party, who is supporting our work where we do the principal amount of work. They help on the backend execution.

In those circumstances, while the programs and partnerships are more significant and can really help grow, the top line the margins can be a little bit more challenging. However, we wouldn't want to turn down those significant relationships because they tend to last a long time and bring a lot of rewards as we deliver.

Howard Halpern

Okay. That sounds good. Thanks and keep up the great work.

Matt Edelman

Thanks, Howard.

Operator

Thank you. We've reached the end of our question-and-answer session. I'd like to turn the floor back over to Matt for any further or closing comments.

Matt Edelman

I would just like to thank everyone again for joining the discussion today and look forward to being back here to talk about the yearend 2025. Thank you again.

Operator

Thank you. That does conclude today's teleconference and webcast. You may disconnect your line at this time and have a wonderful day.